CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the RNC Genter Dividend Income Fund Prospectus dated March 1, 2010 in regard to our verification of RNC Genter Capital Management’s compliance with the Global Investment Performance Standards (GIPS®).

/s/ ELIZABETH COPE

Elizabeth Cope, CPA, CIPM, CSCP
Managing Director

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
February 26, 2010